Exhibit (a) - (4)

SILICONWARE PRECISION INDUSTRIES CO. LTD.

TO THE REGISTERED HOLDERS OF AMERICAN DEPOSITARY RECEIPTS (“ADRS”) REPRESENTING COMMON SHARES OF

SILICONWARE PRECISION INDUSTRIES CO. LTD.

Please refer to the reverse side of this card for the Resolution to be voted at the Meeting.

FOLD AND DETACH HERE

	FOR	AGAINST

Resolution 1.	☐	☐

Address Change	☐	Mark box, sign and indicate changes/comments below:

Sign Below	Date:

Please sign this Voting Instruction Card exactly as your name(s) appear(s) on the face of this card and on the books of the Depositary. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

SILICONWARE PRECISION INDUSTRIES CO. LTD.

AGENDA

Matters to be Discussed and Approved:

1.	The Company plans to enter into the Joint Share Exchange Agreement by and between Advanced Semiconductor Engineering, Inc., enabling the newly established ASE Industrial Holding Co., Ltd. to acquire all issued shares of both companies, while the Company and Advanced Semiconductor Engineering, Inc. will thereby be delisted. Hence the Joint Share Exchange Agreement, the Supplemental Agreement to Joint Share Exchange Agreement and the transactions contemplated by the Joint Share Exchange Agreement are hereby submitted to the shareholders meeting for approval.

Siliconware Precision Industries Co. Ltd. JPMorgan Chase Bank, N.A., Depositary P.O. Box 64507, St. Paul, MN 55164-0507	Voting Instruction Card

JPMorgan Chase Bank, N.A. (the “Depositary”) has received notice that the Extraordinary Shareholders’ Meeting (the “Meeting”) of Siliconware Precision Industries Co. Ltd. (the “Company”) will be held at Room 101, 1F Administration Building of Taichung Science-based Industrial Park, No.2, Zhongke Rd., Xitun Dist., Taichung City, on Monday, February 12, 2018, at 9:00 a.m., for the purpose set forth on this card and in the Shareholder Notice prepared by the Company.

Under the terms of the ADRs, if registered holders of record of American Depositary Shares (“ADSs”) at the close of business on January 11, 2018 (the “ADR Record Date”) together holding at least 51% of all the ADSs outstanding as of such date shall timely instruct the Depositary to vote in the same manner in respect of the resolution proposed at the Meeting, the Depositary shall appoint the Chairman of the Board (or a designee) to attend the Meeting and vote all Common Shares represented by ADSs then outstanding in the manner so instructed by such majority of holders. If, for any reason the Depositary has not timely received instructions from holders together holding at least 51% of all ADSs outstanding as of the ADR Record Date, to vote in the same manner in respect of the resolution, then all holders of ADSs shall be deemed to have authorized and directed the Depositary to give a discretionary instruction to such Chairman (or a designee) as the representative of the holders to attend and vote at such meeting all the Common Shares represented by ADSs then outstanding in his or her discretion.

If you wish to provide the Depositary with instructions for purposes of determining how the Common Shares represented by all outstanding ADSs shall be voted, kindly execute and forward to the Depositary, the attached Voting Instruction Card. The enclosed postage paid envelope is provided for this purpose. This Voting Instruction Card should be executed in such a manner as to show clearly whether you are instructing the Depositary to vote FOR or AGAINST the Resolution. This Voting Instruction Card MUST be forwarded in sufficient time to reach the Depositary before 12:00 p.m., February 5, 2018.

Timely received voting instructions will be tabulated and the results thereof utilized to determine how the Common Shares represented by outstanding ADSs shall be voted. The signatory, a holder of record as of the close of business on the ADR Record Date, hereby provides voting instructions in accordance herewith and requests and authorizes the Depositary to consider such instructions in determining the voting instructions with respect to the underlying Common Shares of the Company represented by all outstanding ADSs.

For more information regarding the Meeting please visit the Company’s website at http://www.spil.com.tw/ir/?u=4*1

NOTE: In order for instructions to be valid and considered, this Voting Instruction Card MUST be returned and received before 12:00 p.m., February 5, 2018.

JPMorgan Chase Bank, N.A., Depositary

PLEASE MARK, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please see reverse side for Voting Instructions.